EXHIBIT (10-16)
SENIOR EXECUTIVE OFFICER
RECOUPMENT POLICY

SENIOR EXECUTIVE OFFICER
RECOUPMENT POLICY

Effective December 1, 2023

In the event of a significant restatement of financial results, the Compensation and Leadership Development Committee of the Board will review all cash-based and equity-based incentive compensation paid to Executive Officers on the basis of having met or exceeded specific performance targets or goals for performance periods after June 30, 2006 pursuant to the Short Term Achievement Reward (STAR) annual incentive program and/or the Performance Stock Plan (PSP), a long-term incentive program, or any successor programs or plans or other cash-based or equity-based incentive compensation plans approved by the Board or the Compensation and Leadership Development Committee (collectively, “Compensation”). Such Compensation is limited to awards received in the three-year period preceding the date on which the Company is required to prepare the accounting restatement.

If such Compensation would have been lower had it been calculated based on the restated results, the Compensation and Leadership Development Committee will, to the extent permitted by governing law, have the sole and absolute discretion and authority to seek to recoup for the benefit of the Company some or all such Compensation paid to some or all of the Covered Officers, regardless of the fault, misconduct or responsibility of any such covered officer in the restatement. For purposes of this policy, the term “significant restatement” means a restatement triggered by a material accounting error in previously issued financial statements, the term “Covered Officers” means the senior executive officers at Band 7 and above who are not already covered under the SEC and NYSE required executive clawback policy as approved by the Compensation and Leadership Development Committee at its June 13, 2023 meeting to be effective on the effective day of the NYSE listing standard. These covered officers will be subject to recoupment if they were in such positions at the time such Compensation deemed subject to recoupment was paid, and the term “Compensation” includes any amounts deferred under STAR pursuant to the terms of The Procter & Gamble Company Executive Deferred Compensation Plan. In addition, in the event recoupment is required under the Dodd-Frank Recoupment Policy, the Compensation and Leadership Development Committee may apply the same recoupment to the Covered Officers.

This authority is in addition to the Compensation and Leadership Development Committee’s authority under any applicable stock and incentive compensation plan to suspend or cancel any outstanding stock option, stock appreciation right, or restricted stock unit issued under the plans, and seek repayment of net proceeds of awards, if the Committee determines that the Participant has acted significantly contrary to the best interests of the Company or its affiliates or subsidiaries.

In addition, this does not affect the Company’s ability to pursue any and all available legal rights and remedies under governing law.